Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – April 24, 2024

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2024 Highlights(1):

•	Net income of $1.4 million, or $0.39 per share

•	Net interest income (tax-equivalent) was $6.7 million, an increase of $0.5 million, or 8%

•	Net interest margin (tax-equivalent) increased 39 basis points to 3.04%

•	Annualized loan growth of 7%

•	Strong credit quality – Nonperforming assets to total assets were 0.09%

•	Period-end deposits increased by $3.4 million to $899.7 million

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.4 million, or $0.39 per share, for the first quarter of 2024, compared to a net loss of $(4.0) million, or $(1.14) per share, for the fourth quarter of 2023 and net earnings of $2.0 million, or $0.56 per share, for the first quarter of 2023.

The loss in the fourth quarter of 2023 reflects the Company’s decision to reposition its balance sheet, which included the sale of $117.6 million of low-yielding, available-for-sale securities for an after-tax loss of $(4.7) million or $(1.35) per share. Proceeds from the securities sale were used to repay high-cost brokered deposits and sell high-cost reciprocal deposits. Excluding the loss on sale of securities, net earnings would have been $0.7 million, or $0.21 per share for the fourth quarter of 2023.

“The Company’s first quarter results reflect meaningful improvement in our net interest income compared to the prior quarter and continued strength in our credit quality, liquidity, and capital,” said David A. Hedges, President and CEO. “While we expect the interest rate environment will remain challenging in 2024, we are pleased with the improvement in earnings following the balance sheet repositioning we executed in the fourth quarter of 2023,” continued Mr. Hedges.

Net interest income (tax-equivalent) was $6.7 million for the first quarter of 2024, an increase of 8% compared to the fourth quarter of 2023. This increase was primarily due to an increase in the Company’s net interest margin. The Company’s net interest margin (tax-equivalent) was 3.04% in the first quarter of 2024 compared to 2.65% in the fourth quarter of 2023. This increase was primarily due to decreased deposit costs, a more favorable asset mix, and higher yields on interest earning assets. Average loans for the first quarter of 2024 were $560.8 million, a 2% increase from the fourth quarter of 2023.

Nonperforming assets were $0.9 million, or 0.09% of total assets, at March 31, 2024 and December 31, 2023, compared to $2.7 million or 0.26% of total assets, at March 31, 2023. The decrease was primarily due to the resolution of one nonperforming loan, which was paid in full.

The Company recorded a provision for credit losses of $0.3 million in the first quarter of 2024 and the fourth quarter of 2023, compared to a provision for credit losses of $0.1 million in the first quarter of 2023.

At March 31, 2024, the Company’s allowance for credit losses was $7.2 million, or 1.27% of total loans, compared to $6.9 million, or 1.23% of total loans, at December 31, 2023, and $6.8 million, or 1.35% of total loans, at March 31, 2023.

1 Comparisons noted in the bullet points are for the first quarter 2024 versus the prior quarter (fourth quarter 2023), unless otherwise specified.

Noninterest income was $0.9 million for the first quarter of 2024, compared to a loss of $(5.4) million for the fourth quarter of 2023 due to the balance sheet repositioning. Excluding the pre-tax securities loss of $(6.3) million related to the balance sheet repositioning, noninterest income would have been $0.9 million for the fourth quarter of 2023.

Noninterest expense was $5.7 million for the first quarter of 2024, a decrease of $0.1 million compared to the fourth quarter of 2023.

Income tax expense was $0.2 million for an effective tax rate of 10.68% for the first quarter of 2024. The provision for income taxes was a credit of $1.5 million due to the loss from the balance sheet repositioning for an effective tax rate of (27.53%) for the fourth quarter of 2023. This increase was primarily due to an increase in pre-tax earnings in the first quarter of 2024 compared to the fourth quarter of 2023 due to the loss from the balance sheet repositioning.

Total assets were $979.0 million at March 31, 2024, compared to $975.3 million at December 31, 2023, and $1.0 billion at March 31, 2023. Loans, net of unearned income were $567.5 million at March 31, 2024, compared to $557.3 million at December 31, 2023 and $505.0 million at March 31, 2023. This increase in loans reflects growth across all major loan categories, except construction and land development loans. Total deposits were $899.7 million at March 31, 2024, compared to $896.2 million at December 31, 2023, and $939.2 million at March 31, 2023. The decrease in deposits since March 31, 2023 was primarily related to the sale of reciprocal deposits. At March 31, 2024, the Company had $48.9 million of reciprocal deposits sold, compared to $59.0 million at December 31, 2023, and none at March 31, 2023. The Company had no FHLB advances or other wholesale borrowings outstanding at March 31, 2024, December 31, 2023, or March 31, 2023.

At March 31, 2024, the Company’s consolidated stockholders’ equity (book value) was $74.5 million or $21.32 per share, compared to $76.5 million, or $21.90 per share, at December 31, 2023 and $73.6 million, or $21.03 per share, at March 31, 2023. The decrease from December 31, 2023 was primarily driven by an other comprehensive loss of $2.2 million due to the change in unrealized losses on securities available-for-sale, net of tax, cash dividends paid of $0.9 million, and a $0.3 million one-time charge for the cumulative effect to adopt a new accounting standard on January 1, 2024, partially offset by net earnings of $1.4 million. Unrealized losses do not affect the Bank’s capital for regulatory capital purposes.

The Company’s tangible common equity ratio or total equity to total assets ratio was 7.63% at March 31, 2024, compared to 7.84% at December 31, 2023, and 7.24% at March 31, 2023. All of the Company’s securities are classified as available-for-sale and not held-to-maturity. Therefore, any changes in the fair value of the Company’s securities portfolio are fully reflected in total equity under generally accepted accounting principles.

The Company paid cash dividends of $0.27 per share in the first quarter of 2024. The Company had no share repurchases during the first quarter of 2024. At March 31, 2024, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $979 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the continuing effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the continuing effects of pandemic-related economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of deposits and wholesale liabilities, net interest margin, yields on earning assets, the market values and performance of securities held, effects of inflation, including Federal Reserve monetary policies which were tightened in response to inflation beginning in 2022 through increases in the target federal funds rate and reductions in the Federal Reserve’s Treasury and mortgage-backed securities holdings, interest rates (generally and those applicable to our assets and liabilities) and changes in our asset values, especially investment securities, as a result of interest rate changes, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including the continuing effects of the application of the new CECL accounting standard adopted on January 1, 2023 and our CECL models, including possible adjustments to the fair values of securities available for sale in lieu of other-than-temporary impairments, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2023 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports First Quarter Net Earnings/page 5

Financial Highlights (unaudited)				Quarter ended
(Dollars in thousands, except per share amounts)	March 31, 2024		December 31, 2023	March 31, 2023
Results of Operations
Net interest income (a)	$6,677		6,154	7,217
Less: tax-equivalent adjustment	20		95	108
Net interest income (GAAP)	6,657		6,059	7,109
Noninterest income	887		(5,429)	792
Total revenue	7,544		630	7,901
Provision for credit losses	334		326	66
Noninterest expense	5,675		5,803	5,604
Income tax expense	164		(1,514)	267
Net earnings	$1,371		(3,985)	1,964

Per share data:
Basic and diluted net earnings	$0.39		(1.14)	0.56
Cash dividends declared	$0.27		0.27	0.27
Weighted average shares outstanding:
Basic and diluted	3,493,663		3,493,614	3,502,143
Shares outstanding, at period end	3,493,699		3,493,614	3,500,879
Stockholders’ equity (book value)	$21.32		21.90	21.03
Common stock price:
High	$21.55		21.99	24.50
Low	18.82		19.72	22.55
Period-end	19.27		21.28	22.66
To earnings ratio	83.78	x	53.20	7.79
To book value	90%		97	108
Performance ratios:
Return on average equity (annualized)	7.13%		(26.40)	11.44
Return on average assets (annualized)	0.56%		(1.56)	0.77
Dividend payout ratio	69.23%		(23.68)	48.21
Other financial data:
Net interest margin (a)	3.04%		2.65	3.17
Effective income tax rate	10.68%		(27.53)	11.97
Efficiency ratio (b)	75.03%		800.41	69.97
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$878		911	2,679
Total nonperforming assets	$878		911	2,679

Net (recoveries) charge-offs	$(66)		173	3

Allowance for credit losses as a % of:
Loans	1.27%		1.23	1.35
Nonperforming loans	822%		753	255
Nonperforming assets as a % of:
Loans and other real estate owned	0.15%		0.16	0.53
Total assets	0.09%		0.09	0.26
Nonperforming loans as a % of total loans	0.15%		0.16	0.53
Annualized net (recoveries) charge-offs as a % of average loans	(0.05	) %	0.13	—

Selected average balances:
Securities	$267,606	354,065	402,684
Loans, net of unearned income	560,757	550,938	502,158
Total assets	976,930	1,020,476	1,022,938
Total deposits	897,051	953,674	948,393
Total stockholders’ equity	76,948	60,372	68,655
Selected period end balances:
Securities	$260,770	270,910	405,692
Loans, net of unearned income	567,520	557,294	505,041
Allowance for credit losses	7,215	6,863	6,821
Total assets	979,039	975,255	1,017,746
Total deposits	899,673	896,243	939,190
Total stockholders’ equity	74,489	76,507	73,640

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

Reports First Quarter Net Earnings/page 6

Reconciliation of GAAP to non-GAAP Measures (unaudited):

			Quarter ended

(Dollars in thousands, except per share amounts)	March 31, 2024	December 31, 2023	March 31, 2023

Net interest income, as reported (GAAP)	$6,657	6,059	7,109

Tax-equivalent adjustment	20	95	108

Net interest income (tax-equivalent)	$6,677	6,154	7,217